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                                                             EXHIBIT 11.1



             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE


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
                                                                      YEAR ENDED
                                                                      JANUARY 31,
                                                                -------------------------
                                                                    1996         1997
                                                                -----------   -----------

Weighted average common shares outstanding. . . . . . . .         1,055,541     1,055,541
Net effect of stock options exercised and granted,
  and preferred stock issued during the 12-month
  period prior to the Company's filing of its initial
  public offering at less than the offering price,
  calculated using the treasury stock method at the
  offering price of $7.00 per share, and treated
  as outstanding for all periods presented. . . . . . . .            99,585        99,585
                                                                 ----------    ----------
Shares used in computation of net income per share. . . .         1,155,126     1,155,126
                                                                 ==========    ==========
Net income. . . . . . . . . . . . . . . . . . . . . . . .          $30,082      $124,274
Net income per share  . . . . . . . . . . . . . . . . . .            $0.03         $0.11
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